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                                   ENDORSEMENT
                           APPLICABLE TO NON-QUALIFIED
                                  CERTIFICATES


This Endorsement applies only to the Owner of a Non-Qualified Certificate.

1.  ANNUITY COMMENCEMENT DATE (SECTION 1.04):

    You may not choose an Annuity Commencement Date later than the maximum maturity age, currently age 90, unless a different age is required by State Law.

2.  CONTRIBUTIONS (SECTION 3.01):

    We have the right not to accept any Contribution which is less than the amount(s) stated in the Data pages.

3.  OWNER DEATH DISTRIBUTION RULES (SECTION 6.01):

    Upon the death of you, as Owner, before the Annuity Commencement Date:

    (a) If you are both the Owner and the Annuitant, we will pay the death benefit described in Section 6.01. Any part of a death benefit for which there is no named beneficiary living at your death will be payable in a single sum to your surviving spouse, if there is no surviving spouse, then to the children who survive you in equal shares, or should none survive, then to your estate.

           Under the following circumstances, the death benefit described in Section 6.01 of the Certificate will not be paid at your death before the Annuity Commencement Date and the coverage under the Certificate will continue with your surviving spouse as Successor Annuitant and Owner if:

           (i) You are married at the time of your death and the person named as your beneficiary under Section 6.02 of the Certificate is your surviving spouse; and

           (ii) Your surviving spouse elects to become "Successor Annuitant and Owner" of your Certificate.



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    (b)    If you are not the Annuitant, the named beneficiary will succeed as
           Owner. The entire amount in the Investment Options (after any Withdrawal Charge) must be fully paid within five years after your death, or payments must begin within one year after your death as a life annuity or installment option for a period of not longer than the life expectancy of the named beneficiary. If you have not elected a form of payment as described in Section 6.02, we will make a single sum payment to the beneficiary on the fifth anniversary of your death. Subject to our rules at the time of payment, the beneficiary may elect to apply such a single sum payment to a new non-qualified annuity certificate to be owned by the beneficiary. Instead of a single sum payment, the beneficiary may elect to receive an Annuity Benefit or a payout option which satisfies the terms of Section 72(s) of the Code and our rules at the time. However, if the named beneficiary is your spouse, full payment of amounts under the Certificate must be made not later than five years after the spouse's death.

           If payments under an Annuity Benefit had begun before your death, such payments will continue to be made pursuant to the terms of such Benefit.

           If the Annuitant dies before the entire amount under the Certificate is paid, we will pay the death benefit as described in Section 6.01.

    (c) Unless you direct otherwise, the named beneficiary will also be the person who succeeds as Owner on your death while the Annuitant is alive as described in Section 6.02. You may change any beneficiary or successor Owner from time to time during the Annuitant's lifetime and while the Certificate is in force, as described in item (a) above.

    (d) If you are not the Annuitant, you may name another person to be the successor Owner and to receive the amounts to be paid under (b) above. You may also name another person to be successor Owner if the first choice as successor Owner dies before you. If you have so named two or more persons to succeed as Owner and more than one survives, they will share equally unless you direct otherwise. If no person named as beneficiary to receive the death benefit survives the Annuitant, we will pay the death benefit in a single sum to you. In the event of your death after the Annuitant, but before we pay such death benefit, the benefit will be payable in a single sum to your surviving spouse, if there is no surviving spouse, then to the children who survive you, in equal shares, or should none survive, to your estate.

           If you die before the Annuity Commencement Date while the Annuitant is still living, and if no person named as successor Owner is living at the Owner's death, the beneficiary will be deemed to be, in this order, (i) your surviving spouse, (ii) the Annuitant, (iii) the children who survive you, in equal shares, or (iv) your estate.


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4.  ASSIGNMENTS (SECTION 9.05) IS REPLACED WITH THE FOLLOWING:

    Your rights under this Certificate may not be assigned, pledged or transferred other than to effect a tax-free exchange.








NEW YORK,

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/Edward D. Miller                        /s/Pauline Sherman
------------------------------------       -----------------------------------
Edward D. Miller                           Pauline Sherman
Chairman and Chief Executive Officer       Senior Vice President, Secretary and
                                           Associate General Counsel

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